Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com

Gevo Reports Second Quarter 2023 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. ET

ENGLEWOOD, Colo. – August 10, 2023 - Gevo, Inc. (NASDAQ: GEVO) (“Gevo”, the “Company”, “we”, “us” or “our”) today announced financial results for the second quarter of 2023 and recent corporate highlights.

Recent Corporate Highlights

•

Net-Zero 1 Project: On August 7, 2023, Gevo announced that its Net-Zero 1 ethanol-to-jet project had been invited by the U.S. Department of Energy (“DOE”) to the formal due diligence and term sheet negotiation phase for a $950 million loan guarantee under the Title 17 Clean Energy Financing Program. The invitation to Gevo was provided based on the DOE’s determination that Gevo’s Net-Zero 1 Project is highly qualified and suitable for a loan guarantee from the DOE. DOE's invitation is not an assurance that DOE will issue a loan guarantee, which is wholly dependent on the results of DOE’s review and determinations.

•

Verity: Our Verity Tracker went live with our farmer partners in South Dakota and Minnesota this quarter. This tool will be used to measure, report and verify Carbon Intensity (“CI”) through the entire value chain, inclusive of climate-smart agriculture practices. We believe the rollout of this software tool is a key milestone in implementation of our previously announced strategy to source low-carbon grain from farmers and reward them for their contributions to overall CI reduction. In addition to the previously announced joint development agreement with Southwest Iowa Renewable Energy (SIRE), we recently entered into a joint development agreement with a second ethanol producer in the Midwest that has over 100 million gallons of capacity to use Verity to track their ongoing ethanol production and implement Verity to incorporate regenerative agriculture practices to unlock carbon value for voluntary markets and federal tax credit opportunities.

•

Ethanol-to-Olefins (“ETO”) Technology: On April 12, 2023, Gevo announced it had entered into a joint development agreement with LG Chem, Ltd. ("LG Chem”) a leading global chemical company to develop and scale up bio-propylene for renewable chemicals using Gevo’s ETO technology. LG Chem is expected to bear all scale-up costs for chemicals and make certain payments to Gevo. In the second quarter of 2023, Gevo received $1.3 million, before foreign taxes of $0.2 million, and expects to receive an additional $1.2 million over the next two years associated with the joint development efforts. In addition to this $2.5 million from the joint development agreement, LG Chem agreed to make certain payments to Gevo upon commencement of commercialization, including royalties on net sales from future production volumes. ETO is a technology owned by Gevo that reduces the capital and operating cost to convert ethanol to olefins and enables selectivity to produce propylene as well as fuels.

•

Renewable Natural Gas (“RNG”): Our RNG project in Northwest Iowa has been injecting into the pipeline since June 2022. We have successfully worked through the startup phase and the project has achieved strong performance against design capacity and on-stream injection time this quarter, achieving on-stream injection of 97% and uptime of 91%. RNG revenue realized for the quarter from combined commodity and environmental attribute sales was $2.9 million using the California Air Resource Board (“CARB”) Low Carbon Fuel Standards (“LCFS”) temporary pathway approval of -150 gCO2e/MJ CI. Final approval of our -350 gCO2e/MJ CI pathway submittal is expected in 2024. The capacity expansion from 355,000 MMBtu to 400,000 MMBtu is underway and proceeding as planned.

•

USDA Grant: We recently received a Notice of Grant and Agreement Award from the USDA regarding the previously announced selection of Gevo’s Climate-Smart Farm to Flight proposal for funding with an award ceiling of up to $30 million. We expect to finalize the agreement soon. Gevo’s project was one of the 70 projects selected by the USDA under the first pool of the Partnerships for Climate-Smart Commodities funding opportunity totaling $2.8 billion.

2023 Second Quarter Financial Highlights

•	Ended the quarter with cash, cash equivalents, restricted cash, and marketable securities of $425.5 million.
•

Revenue of $4.2 million for the quarter primarily consists of RNG revenue and environmental attribute sales from Gevo’s RNG project and licensing. During Q2 2023, we sold 77,789 MMBtu of RNG from our RNG Project, resulting in RNG commodity sales and environment attribute sales of $2.9 million. Additionally, we realized $1.3 million of licensing and development revenue from the agreement with LG Chem.

•	Combined revenue and interest income increased to $9.3 million for the quarter.
•	Loss from operations of $18.9 million for the quarter.
•	Non-GAAP cash EBITDA loss[1] of $10.2 million for the quarter.
•	Gevo NW Iowa RNG generated positive, stand-alone non-GAAP cash EBITDA[1] of $0.4 million for the quarter.
•	Net loss per share of $0.06 for the quarter.

1Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock-based compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

Management Comment

“We achieved several key milestones this quarter including a major inflection point in the financing of NZ1 by being invited into the full formal diligence and term sheet negotiation process for the DOE loan,” said Dr. Patrick Gruber CEO. “The preliminary diligence process was highly selective and validates the hard work we have put into our proprietary Net-Zero plant designs and business model. We expect that the DOE process could take up to 12 months to be finalized, given all the consultants and complexities that they need to work through as part of their normal diligence, but this is a very exciting breakthrough for Gevo and our shareholders.”

“Along with the progress on NZ1, I would also highlight that our RNG business is on target. As we continue to ramp up production, this quarter we achieved impressive year one performance against design capacity, with on-stream injection of 97% and uptime of 91%, demonstrating operating efficiency objectives. We also hit another milestone at Verity by launching a carbon tracking application for farmers to count CI scores on their fields and we have successfully tracked differences field by field, which is key for accurate CI tracking and validation in documenting credits. We have a deep bench of proprietary technology across several areas at Gevo including ETO technology and we also received our first licensing payment from LG Chem, demonstrating the potential of this technology in the Gevo portfolio.”

Dr. Gruber concluded, “Gevo is a company with deep IP and know-how and I am excited to see the progress continuing and milestones met. Our evolution to a model focused on developing and licensing, in addition to investing is giving us a more optimized pathway to profitability as it reduces our need for our capital and enables accelerated growth without hindering our ability to invest directly in projects of our choosing. I believe we are at the convergence point of our technology portfolio and strong market tailwinds, giving our shareholders a unique seat at the table to leverage high-growth markets like sustainable aviation fuel (“SAF”), RNG, and CI tracking.”

Second Quarter 2023 Financial Results

Operating revenue. During the three months ended June 30, 2023, operating revenue increased $4.1 million compared to the three months ended June 30, 2022, primarily due sales of RNG and environmental attributes from our RNG Project. Sales under our RNG Project commenced in the third quarter of 2022. During the three months ended June 30, 2023, we sold 77,789 MMBtu of RNG from our RNG Project, resulting in revenue realized of $2.9 million. Additionally, we recognized $1.3 million of licensing and development revenue from the ETO Technology agreement with LG Chem.

Cost of production. Cost of production remained flat during the three months ended June 30, 2023, compared to the three months ended June 30, 2022. Production costs in 2023 are related to RNG production and sales, and lower costs from minimal production at our facility in Luverne, Minnesota (the “Luverne Facility”) compared to the three months ended June 30, 2022, before it was put into care and maintenance.

Depreciation and amortization. Depreciation and amortization increased $3.3 million during the three months ended June 30, 2023, compared to the three months ended June 30, 2022, primarily due to additional depreciation for RNG assets placed into service in 2022 and accelerated depreciation on Agri-Energy segment assets due to shorter lives stemming from the impairment assessment during the third quarter of 2022.

Research and development expense. Research and development expense remained flat during the three months ended June 30, 2023, compared to the three months ended June 30, 2022, primarily due to an increase in patent and personnel related costs, as well as lab work and supplies related to our ETO and other technologies, which was offset by a reduction of consulting expenses.

General and administrative expense. General and administrative expense increased $1.9 million during the three months ended June 30, 2023, compared to the three months ended June 30, 2022, primarily due to increases in professional consulting fees and personnel costs related to the hiring of highly qualified and skilled professionals for our strategic projects, including Net-Zero Projects, as well as the Verity and DOE programs.

Project development costs. Project development costs are related to our future Net-Zero Projects and Verity which consist primarily of employee expenses, preliminary engineering and technical consulting costs. Project development costs increased $0.7 million during the three months ended June 30, 2023, compared to the three months ended June 30, 2022, primarily due to increases in personnel costs and consulting fees.

Facility idling costs. Facility idling costs of $1.0 million for the three months ended June 30, 2023, are due to the care and maintenance of our Luverne Facility. We plan to utilize the Luverne Facility as a development scale plant to advance our technology and operational knowledge to help us in achieving operational success as we scale up the production and delivery of hydrocarbons and chemical products for our customers and partners.

Loss from operations. Our loss from operations increased by $2.8 million during the three months ended June 30, 2023, compared to the three months ended June 30, 2022, primarily due to the increased activities for our Net-Zero Projects and Verity. See explanations for each line item above.

Interest expense. Interest expense increased $0.5 million during the three months ended June 30, 2023, compared to the three months ended June 30, 2022, primarily due to the interest on the 2021 Bonds, which was capitalized into construction in process during the construction phase of our RNG Project in the prior periods.

Interest and investment income. Interest and investment income increased $5.0 million during the three months ended June 30, 2023, compared to the three months ended June 30, 2022, primarily due to an increase in interest earned on our cash equivalent investments as a result of higher interest rates.

Other income. Other income decreased $2.9 million for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, primarily due to the receipt of $2.9 million from the US Department of Agriculture's Biofuel Producer Program in 2022.

During the six months ended June 30, 2023, net cash used for operating activities was $29.4 million compared to $17.2 million for the six months ended June 30, 2022. Non-cash charges primarily consisted of depreciation and amortization of $9.3 million, stock-based compensation expense of $8.6 million, and other non-cash expense of $0.4 million, partially offset by non-cash amortization of discounts on marketable securities of $0.1 million. The net cash outflow from changes in operating assets and liabilities increased $13.3 million, primarily due to increased cash outflows of $10.9 million in prepaid expenses and other current assets due to deposits to secure long-lead equipment power transmission and distribution facilities for NZ1, $2.2 million of accounts payable, and $1.3 million related to decreases in accounts receivable. These were partially offset by $1.0 million of decreased costs associated with the sale of environmental attribute inventory.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. ET will be Dr. Patrick R. Gruber, Chief Executive Officer, L. Lynn Smull, Chief Financial Officer, and Dr. Eric Frey, Vice President of Finance. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the live call, please register through the following event weblink: https://register.vevent.com/register/BI82de9cfb93c4451496d83261acc6dc07. After registering, participants will be provided with a dial-in number and pin.

To listen to the conference call (audio only), please register through the following event weblink: https://edge.media-server.com/mmc/p/aqorx2re.

A webcast replay will be available two hours after the conference call ends on August 10, 2023. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel, and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full lifecycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials, and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their lifecycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that it possesses the technology and know-how to convert various carbohydrate feedstocks through a fermentation process into alcohols and then transform the alcohols into renewable fuels and materials, through a combination of its own technology, know-how, engineering, and licensing of technology and engineering from Axens North America, Inc., which yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.

Gevo believes that Argonne National Laboratory GREET model is the best available standard of scientific based measurement for life cycle inventory or LCI.

Learn more at Gevo’s website: www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, the timing of our NZ1 project, the agreement with LG Chem, the selection of an EPC contractor, timing regarding an EPC contract, the DOE process and timing, the success of Verity and Verity Tracking, our financial condition, our results of operation and liquidity, our business plans, our business development activities, our Net-Zero Projects, financial projections related to our business, our RNG project, our fuel sales agreements, our plans to develop our business, our ability to successfully develop, construct and finance our operations and growth projects, our ability to achieve cash flow from our planned projects, the ability of our products to contribute to lower greenhouse gas emissions, particulate and sulfur pollution, and other statements that are not purely statements of historical fact These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2022 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss. Non-GAAP cash EBITDA loss excludes depreciation and amortization and non-cash stock-based compensation from GAAP loss from operations. Management believes this measure is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. This non-GAAP financial measure also facilitates management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes this non-GAAP financial measure is useful to investors because it allows for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Gevo, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$347,650	$237,125
Marketable securities	—	167,408
Restricted cash	71,201	1,032
Trade accounts receivable, net	1,011	476
Inventories	4,387	6,347
Prepaid expenses and other current assets	4,439	3,034
Total current assets	428,688	415,422
Property, plant and equipment, net	198,759	176,872
Restricted cash	6,568	77,219
Operating right-of-use assets	1,239	1,331
Finance right-of-use assets	215	219
Intangible assets, net	7,108	7,691
Deposits and other assets	31,980	21,994
Total assets	$674,557	$700,748
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$21,365	$24,760
Operating lease liabilities	454	438
Finance lease liabilities	27	79
Loans payable	144	159
2021 Bonds payable, net	67,594	—
Total current liabilities	89,584	25,436
2021 Bonds payable, net	—	67,223
Loans payable	94	159
Operating lease liabilities	1,307	1,450
Finance lease liabilities	193	183
Other liabilities	280	820
Total liabilities	91,458	95,271
Stockholders' Equity
Common stock, $0.01 par value per share; 500,000,000 shares authorized; 237,647,431 and 237,166,625 shares issued and outstanding at June 30, 2023, and December 31, 2022, respectively.	2,377	2,372
Additional paid-in capital	1,268,142	1,259,527
Accumulated other comprehensive loss	—	(1,040)
Accumulated deficit	(687,420)	(655,382)
Total stockholders' equity	583,099	605,477
Total liabilities and stockholders' equity	$674,557	$700,748

Gevo, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Total operating revenues	$4,238	$89	$8,298	$321
Operating expenses:
Cost of production	1,931	1,834	6,356	4,924
Depreciation and amortization	4,754	1,474	9,329	2,916
Research and development expense	1,960	1,966	3,158	3,158
General and administrative expense	10,608	8,694	21,369	18,061
Project development costs	2,887	2,236	5,846	3,332
Facility idling costs	1,013	—	2,012	—
Total operating expenses	23,153	16,204	48,070	32,391
Loss from operations	(18,915)	(16,115)	(39,772)	(32,070)
Other income (expense)
Interest expense	(536)	(2)	(1,075)	(4)
Interest and investment income	5,038	78	8,822	330
Other income (expense), net	(7)	2,878	(13)	2,910
Total other income, net	4,495	2,954	7,734	3,236
Net loss	$(14,420)	$(13,161)	$(32,038)	$(28,834)
Net loss per share - basic and diluted	$(0.06)	$(0.06)	$(0.13)	$(0.14)
Weighted-average number of common shares outstanding - basic and diluted	237,417,618	209,809,994	237,339,583	205,889,651

Gevo, Inc.

Consolidated Statements of Comprehensive Loss

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(14,420)	$(13,161)	$(32,038)	$(28,834)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities	115	(669)	1,040	(1,642)
Comprehensive loss	$(14,305)	$(13,830)	$(30,998)	$(30,476)

Gevo, Inc.

Consolidated Statements of Stockholders’ Equity

(Unaudited, in thousands, except share amounts)

	For the Three Months Ended June 30, 2023 and 2022
	Common Stock			Accumulated Other	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Comprehensive Loss	Deficit	Equity
Balance, March 31, 2023	237,261,164	$2,373	$1,264,203	$(115)	$(673,000)	$593,461
Non-cash stock-based compensation	—	—	3,943	—	—	3,943
Stock-based awards and related share issuances, net	386,267	4	(4)	—	—	—
Other comprehensive income	—	—	—	115	—	115
Net loss	—	—	—	—	(14,420)	(14,420)
Balance, June 30, 2023	237,647,431	$2,377	$1,268,142	$—	$(687,420)	$583,099

Balance, March 31, 2022	201,752,722	$2,019	$1,107,051	$(1,587)	$(573,048)	$534,435
Issuance of common stock and common stock warrants, net of issuance costs	33,333,336	333	138,675	—	—	139,008
Non-cash stock-based compensation	—	—	4,220	—	—	4,220
Stock-based awards and related share issuances, net	79,893	1	(66)	—	—	(65)
Other comprehensive loss	—	—	—	(669)	—	(669)
Net loss	—	—	—	—	(13,161)	(13,161)
Balance, June 30, 2022	235,165,951	$2,353	$1,249,880	$(2,256)	$(586,209)	$663,768

	For the Six Months Ended June 30, 2023 and 2022
	Common Stock			Accumulated Other	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Comprehensive Loss	Deficit	Equity
Balance, December 31, 2022	237,166,625	$2,372	$1,259,527	$(1,040)	$(655,382)	$605,477
Non-cash stock-based compensation	—	—	8,620	—	—	8,620
Stock-based awards and related share issuances, net	480,806	5	(5)	—	—	—
Other comprehensive income	—	—	—	1,040	—	1,040
Net loss	—	—	—	—	(32,038)	(32,038)
Balance, June 30, 2023	237,647,431	$2,377	$1,268,142	$—	$(687,420)	$583,099

Balance, December 31, 2021	201,988,662	$2,020	$1,103,224	$(614)	$(557,375)	$547,255
Issuance of common stock and common stock warrants, net of issuance costs	33,333,336	333	138,675	—	—	139,008
Issuance of common stock upon exercise of warrants	4,677	—	3	—	—	3
Non-cash stock-based compensation	—	—	8,264	—	—	8,264
Stock-based awards and related share issuances, net	(160,724)	—	(286)	—	—	(286)
Other comprehensive loss	—	—	—	(1,642)	—	(1,642)
Net loss	—	—	—	—	(28,834)	(28,834)
Balance, June 30, 2022	235,165,951	$2,353	$1,249,880	$(2,256)	$(586,209)	$663,768

Gevo, Inc.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2023	2022
Operating Activities
Net loss	$(32,038)	$(28,834)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	8,620	7,945
Depreciation and amortization	9,329	2,916
Amortization of marketable securities (discount) premium	(102)	2,637
Other noncash expense	351	352
Changes in operating assets and liabilities:
Accounts receivable	(535)	790
Inventories	1,136	102
Prepaid expenses and other current assets, deposits and other assets	(13,035)	(2,156)
Accounts payable, accrued expenses and non-current liabilities	(3,105)	(953)
Net cash used in operating activities	(29,379)	(17,201)
Investing Activities
Acquisitions of property, plant and equipment	(29,138)	(46,165)
Acquisition of patent portfolio	—	(10)
Proceeds from maturity of marketable securities	168,550	169,082
Purchase of marketable securities	—	(131,257)
Proceeds from property, plant and equipment	112	—
Net cash provided by (used in) investing activities	139,524	(8,350)
Financing Activities
Debt and equity offering costs	—	(10,993)
Proceeds from issuance of common stock and common stock warrants	—	150,000
Proceeds from exercise of warrants	—	3
Net settlement of common stock under stock plans	—	(286)
Payment of loans payable	(80)	(72)
Payment of finance lease liabilities	(22)	—
Net cash (used in) provided by financing activities	(102)	138,652
Net increase in cash and cash equivalents	110,043	113,101
Cash, cash equivalents and restricted cash at beginning of period	315,376	136,033
Cash, cash equivalents and restricted cash at end of period	$425,419	$249,134

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Non-GAAP Cash EBITDA (Consolidated):
Loss from operations	$(18,915)	$(16,115)	$(39,772)	$(32,070)
Depreciation and amortization	4,754	1,474	9,329	2,916
Stock-based compensation	3,943	3,687	8,620	7,945
Non-GAAP cash EBITDA (Consolidated)	$(10,218)	$(10,954)	$(21,823)	$(21,209)

	Three Months Ended		Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2023	December 31, 2022
Non-GAAP Cash EBITDA (Gevo NW Iowa RNG):
Loss from operations	$(1,270)	$(2,211)	$(3,481)	$(4,088)
Depreciation and amortization	1,676	1,509	3,185	313
Stock-based compensation	13	29	42	7
Non-GAAP cash EBITDA (loss) (Gevo NW Iowa RNG)	$419	$(673)	$(254)	$(3,768)

Investor Relations Contact

+1 303-883-1114

IR@gevo.com